Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1625 E. NORTHERN AVENUE, # 105
NYSE MKT:IHT		Phoenix, Arizona 85020
FISCAL 2015		Phone: 602-944-1500
IBC Tops 5,000 Hotels, IHT Credit Line Extended

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

Phoenix, AZ, June 26, 2014 - InnSuites Hospitality Trust (NYSE MKT:IHT)

IBC TOPS 5,000 HOTELS, IHT CREDIT LINE EXTENDED

InnDependent Boutique Collection (IBC Hotels, Inc.), a division of InnSuites® Hospitality Trust, now serves over 5,000 independent properties worldwide with over 500,000 rooms by providing a supplemental low-cost Branding and Reservations revenue channel. IBC Hotels is a hotbed-growing network of like-minded independent hotels working together and referring business to each other. The booking reservation system and loyalty program, InnDependent InnCentives, allows hoteliers to flex their power in numbers, a first for many of these independent hotels.

IBC Hotels continues it's expansion in South America by offering hotels cost-effective reservations and a soft-brand network with its latest technology to attract travelers seeking unique independently owned hotels.

On June 23, 2014, the Trust received an extension of its $600,000 credit line facility with RepublicBankAZ through June 23, 2015.

Due to a recently revised interpretation by the NYSE MKT, the Trust may not be able to timely meet the NYSE MKT Shareholders Equity requirements even with the completion of the acquisition of 51% of the Partnership Interests of Fort Worth/Dallas Partnership operating Hotel Trinity (“Hotel Trinity”). In such case, even if the Shareholders approve the acquisition at the Trust’s Annual Shareholder meeting on June 27, 2014, the Trust may choose not to pursue the acquisition at that time. In that event, the NYSE MKT has indicated they will provide additional time for the Trust to comply with the revised interpretation.

With the exception of historical information, the matters discussed in this news release may include "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance due to numerous risks and uncertainties and are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained.

For more information visit www.innsuitestrust.com or www.sec.gov